Exhibit 10.9
CHIEF SCIENTIFIC OFFICER CONSULTING AGREEMENT
This Chief Scientific Officer Consulting Agreement (“Consulting Agreement”) is entered into as of March 6, 2020, by and between Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Bruce McCreedy, Ph.D. (“Consultant”), effective generally as of the Effective Date (as defined below) except as otherwise expressly provided below.
1.Consulting Services, Fees, Other Compensation and Expenses. During the Consulting Period, Consultant will provide the Company with the consulting services described in Exhibit A (the “Services”), attached hereto and incorporated herein for all purposes. In the performance of the Services, Consultant will be assisting the Company by serving as its acting Chief Scientific Officer (“Acting CSO”) and will assist as needed in guiding and directing the Company’s research and development activities (such consulting activities comprising the “Project,” as more fully defined in Exhibit A). Consultant will not have any authority to obligate the Company in any way absent specific direction and approval to do so from the Company’s Chief Executive Officer (the “CEO”) or his designee. In exchange for the Services, the Company will pay Consultant the fees, other compensation and certain related expenses also described in Exhibit A. Provided, however, that during the term of this consulting agreement, aggregate compensation paid to Consultant by the Company (excluding any compensation received for director service, tax-qualified retirement plan payments or other non-discretionary compensation for prior services rendered) will at no time exceed $120,000.00 for any twelve-month period. Upon the termination of this Consulting Agreement in accordance with Section 6.A herein, the Company shall have no obligation to pay fees, commissions, or any other amounts under this Consulting Agreement for Services or expenses with respect to any period on or after the date of such termination.
2.Consulting Period. Unless earlier terminated as provided for in Section 6, this Agreement is effective March 6, 2020 (the “Effective Date”) through September 30, 2020 (such effective period of this Agreement, including any extensions to the initial term, the “Consulting Period”).
3.Proprietary Information and Invention Assignment Agreement. Prior to any effectiveness of this Agreement, Consultant shall execute and deliver to the Company a copy of the Proprietary Information and Invention Assignment Agreement in the form attached hereto as Exhibit B (the “Proprietary Agreement”).
4.Conflicting Obligations.
a.Conflicts. Consultant certifies that he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Consulting Agreement or that would preclude him/her from complying with the provisions of this Consulting Agreement or any agreements provided for herein. Consultant agrees that he will not enter into any such conflicting agreement during the Consulting Period. Consultant’s violation of this Section 4.A will be considered a material breach under Section 6.A.(i).

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b.Substantially Similar Designs. In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant will not, without the Company’s prior written approval, design, or assist others in the design of, identical or substantially similar designs as those developed under this Consulting Agreement for any third party during the Consulting Period and after the termination of this Consulting Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to his nondisclosure obligations under the Proprietary Agreement.
c.Separation. The Company acknowledges that Consultant may now be engaged in consulting services to other entities and that the Consultant is subject to confidentiality agreement with other entities. Consultant shall be responsible for ensuring his compliance with these agreements and any other limitations that may be imposed on Consultant. Consultant shall use his best efforts to minimize or avoid any questions of disclosure of, or rights under, any inventions made by the Consultant in providing the Services to the Company (and to assist the Company and the Consultant’s other clients in fairly resolving any questions which may arise). All Services and related documentation in connection with this Agreement shall be kept completely separate from the Consultant’s other consulting or research activities in order to avoid any preemptions or overlap of other rights or obligations of the Consultant.
5.Reports. Consultant will, from time to time during the Consulting Period, keep the Company advised as to his progress in providing the Services under this Consulting Agreement. In addition, Consultant will, as requested by the Company, prepare written reports with respect to such progress. The time required to prepare such written reports will be considered time devoted to the performance of the Services.
6.Termination of Consulting Agreement.
a.Termination of Consulting Agreement.
(i)This Consulting Agreement shall terminate upon the expiration of the Consulting Period. This Consulting Agreement may terminate earlier upon any of the following:
(1)Assignment of this Agreement by Consultant without the Company’s consent;
(2)Ten (10) days’ notice to Consultant by the Company;
(3)Written notice to Consultant by the Company, effective immediately, of a Material Breach (as defined below) by Consultant; or
(4)Ten (10) days’ notice to the Company by Consultant.
(ii)For purposes of this Agreement, “Material Breach” shall include failure to complete the Project (as defined in Exhibit A) in a timely fashion (excluding the

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failure to complete tasks or activities caused by circumstances beyond the control of the Consultant), e.g., habitual neglect, failure to work cooperatively with Company staff, negligence or wrongdoing in the performance of Consultant’s duties, or Consultant’s material breach of any provision hereof or of the Proprietary Agreement.
b.Survival. Upon such termination of this Consulting Agreement, all rights and duties of the Company and Consultant toward each other shall cease except:
(i)The Company will pay, within thirty (30) days after the effective date of such termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Exhibit A; and
(ii)Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; No Benefits), Section 8 (Indemnification) and Section 10 (Arbitration and Equitable Relief).
7.Independent Contractor; No Benefits.
a.Independent Contractor. It is the express intention of the Company and Consultant that he provides the Services as an independent contractor to the Company. Nothing in this Consulting Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company during the Consulting Period. Without limiting the generality of the foregoing, during the Consulting Period, Consultant is not authorized to bind the Company to any liability or obligation or to represent that he has any such authority except where expressly delegated by the CEO. Consultant is obligated to report as income all fees and other compensation that he receives pursuant to this Consulting Agreement. Further, Consultant acknowledges the obligation to pay all, as the case may be, corporate or self-employment and other taxes on such income.
b.No Benefits. During the Consulting Period, Consultant will not receive any Company-sponsored benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. If Consultant were to be reclassified by a state or federal agency or court as Company’s employee under the Code or otherwise with respect to the provision of Services hereunder, Consultant will not be eligible to receive any employee benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs in effect at the time of such reclassification, such employees or representatives would otherwise be eligible for such benefits.
c.Taxes; Workers’ Compensation and Other Benefits. The Company will not withhold any taxes from payments made to Consultant related to the Services and will report gross fees related to the Services, to the extent required by law, on an IRS Form

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1099. Consultant is also solely responsible for the payment of all federal, state, local, or other applicable taxes, income or otherwise, incurred or due as a result of the receipt of gross fees for Services hereunder, and Consultant will file, on a timely basis, all tax returns required to be filed by any federal, state, or local tax authority with respect to the receipt of gross fees for Services hereunder. Consultant shall make such payments referred to in this paragraph as are required by law.
8.Indemnification.
a.With regard to the Services provided hereunder, Consultant will indemnify and hold harmless the Company and its members, managers, directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant related to the provision of the Services hereunder or (ii) any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Consulting Agreement. Provided, however, that, except for intentional or grossly negligent breaches of the Proprietary Agreement (Exhibit B), the amounts required for indemnification under this paragraph shall in no event exceed the total fees paid to Consultant for Services provided by Consultant during the Consulting Period.
b.With regard to the Project, the Company will indemnify and hold harmless Consultant from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of the Company or its members, managers, directors, officers, employees or agents related to the Project or (ii) any violation or claimed violation of a third party’s rights resulting in whole or in part from Consultant’s use of any work product or intellectual property provided to Consultant by the Company under this Consulting Agreement.
c.In no event shall either party be liable to the other party or any of their respective members, managers, directors, officers and employees for consequential, special or incidental damages arising under or in connection with this Consulting Agreement, even if such party has been advised of the possibility of such damages.
9.Representations.
a.Each party represents that this Consulting Agreement shall, when duly executed and delivered, constitute the legal, valid and binding obligation of each party, as applicable, enforceable in accordance with its terms. Each party further represents and warrants that: (i) it has all rights necessary to enter into and perform its obligations under this Consulting Agreement (including the maintenance by Consultant of all applicable state, city, and local business licenses and permits to perform the Services); (ii) there are no other contracts, agreements, restrictive covenants or other restrictions preventing such party from entering into this Consulting Agreement or performing its obligations

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hereunder; and (iii) the performance of its obligations pursuant to this Consulting Agreement shall comply with all applicable laws.
b.Consultant represents, warrants and covenants that he is not, or during the Consulting Period will not become, the target of or designated under any sanctions program that is established by statute or regulation of the United States, Order of the President of the United States or by designations of any department or agency of the United States government including those designations reflected in the “list of Specifically Designated Nationals and Blocked Persons” of the Office of Foreign Assets Control, U.S. Department of the Treasury or the Office of Inspector General. If Consultant become the target or of designated under any such sanctions program during the Consulting Period, he shall immediately notify the Company thereof.
c.Consultant represents and warrants that he has not been debarred pursuant to the Federal Food, Drug and Cosmetic Act and is not currently excluded, debarred, suspended, or otherwise ineligible to participate in the federal health care programs or in federal procurement or non-procurement programs. Moreover, if Consultant subsequently becomes debarred, excluded, suspended or ineligible as set forth in the preceding sentence, or is convicted of a criminal offense that falls within the scope of the federal statute providing for mandatory exclusion from participation in federal health care programs but has not yet been excluded, debarred, suspended, or otherwise declared ineligible to participate in those programs, Consultant agrees to immediately notify the Company of such event. Failure of Consultant to comply with this provision shall be a material breach of this Consulting Agreement warranting immediate termination.
10.Arbitration and Equitable Relief.
a.Arbitration. In consideration of Consultant’s rights under this Consulting Agreement, the Company’s promise to arbitrate disputes under this Consulting Agreement, and the receipt of compensation paid to Consultant by the Company, at present and in the future, Consultant agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, member or manager of the Company in its capacity as such or otherwise), whether brought on an individual, group, or class basis, arising out of, relating to, or resulting from Consultant’s providing the Services under this Consulting Agreement or the termination of this Consulting Agreement, including any breach of this Consulting Agreement, shall be subject to binding arbitration.
b.Venue. Any arbitration will be conducted at a suitable location in King County, Washington. If an injunction is sought pursuant to Section E., below, venue will be before state or federal court sitting in King County, Washington.
c.Procedure. Any arbitration will be administered by the American Arbitration Association (“AAA”), and the neutral arbitrator will be selected in a manner consistent with AAA’s national rules for the resolution of business disputes. The arbitrator shall have the power to decide any motions brought by any party to the

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arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party except as prohibited by law. The Company and Consultant will each be responsible for their respective administrative and/or hearing fees charged by the arbitrator or the AAA associated with any arbitration. The decision of the arbitrator shall be in writing.
d.Remedy. Except as provided by the AAA rules and this Consulting Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by said rules and this Consulting Agreement, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. The foregoing notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law.
e.Availability of Injunctive Relief. Either the Company or Consultant may petition a court for provisional relief, including injunctive relief, but not limited to, if either the Company or Consultant alleges or claims a violation of this Consulting Agreement between Consultant and the Company or any other agreement regarding trade secrets, confidential information, and nonsolicitation. Consultant understands that any breach or threatened breach of such an agreement (including this Consulting Agreement) will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both Consultant and the Company hereby consent to the issuance of an injunction.
f.Voluntary Nature of Agreement. Consultant acknowledges that he is executing this Consulting Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges that he has carefully read this Consulting Agreement and that he has asked any questions needed for it to understand the terms, consequences and binding effect of this Consulting Agreement and fully understands it. Finally, Consultant has been provided an opportunity to seek the advice of an attorney of his choice before signing this Consulting Agreement.
g.  Prevailing Party. In any litigation or arbitration between the parties regarding this Consulting Agreement, the prevailing party shall be entitled to recover from the losing party all reasonable expenses and court costs including, without limitation, attorneys’ fees and professionals’ fees incurred by the prevailing party, as may be deemed reasonable and appropriate by the arbitrator or court of law. A party shall be considered the prevailing party if: (a) it initiated the litigation or arbitration and substantially obtains the relief it sought; (b) the other party withdraws its action without substantially obtaining the relief it sought; or (c) it did not initiate the litigation or arbitration and judgment is entered for either party, but without substantially granting the

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relief sought. A party’s right to the foregoing shall not merge with but shall survive the entry of judgment, and shall extend to appeals and collection.

11.Miscellaneous.
a.Governing Law. This Consulting Agreement shall be governed by the laws of the state of Delaware without regard to Delaware’s conflicts of law rules.
b.Assignability. Consultant shall not sell, assign or delegate any rights or obligations under this Consulting Agreement.
c.Entire Agreement. This Consulting Agreement and exhibits constitutes the entire agreement between the parties with respect to the subject matter of this Consulting Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Consulting Agreement, except for (i) the Proprietary Agreement to be signed by Consultant and (ii) any agreement that Consultant has previously entered into with the Company in his capacity as a member of the Company’s Board of Directors. In the event that any such agreements or understandings exist, and it is determined that its terms are in conflict with this Consulting Agreement, the terms of this Consulting Agreement will prevail.
d.Headings. Headings are used in this Consulting Agreement for reference only and shall not be considered when interpreting this Consulting Agreement.
e.Notices. All notices, consents, approvals, or other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier service, or sent by facsimile or e-mail, promptly confirmed by overnight courier service, as set forth above, addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notice of a change of address shall effective only upon receipt):
(1) If to Consultant:
Bruce McCreedy, Ph.D.
7224 Summer Tanager Trail
Raleigh, NC 27617

(2) If to the Company, to:
David J. Arthur
2450 Holcombe Blvd.
Suite J-608
Houston, TX 77021

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Any notice, consent, approval and other communication shall be deemed given, in the case of overnight courier service, on the next business day following its deposit with the courier, and, in the case of facsimile or e-mail, upon transmission if confirmed by courier as set forth above
f.Severability. If any provision of this Consulting Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.
g.Counterparts. This Consulting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
h.Amendment. This Consulting Agreement may be amended by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto.
i.Confidentiality. Neither party shall, at any time disclose to any third party the terms and conditions of this Consulting Agreement except with the prior written consent of the other party or by reason of legal compulsion in any legal proceedings pursuant to law. This Section 11.I shall survive the termination of this Consulting Agreement for any reason.
j.Expenses of Agreement. The Company shall bear its own attorneys’ fees and costs with respect to the negotiation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the Effective Date.

CONSULTANT     COMPANY:
/s/ Bruce McCreedy     /s/ David J. Arthur
By: Bruce McCreedy, Ph.D.    By: David J. Arthur
Title: President and Chief Executive Officer

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EXHIBIT A
SERVICES, FEES, OTHER COMPENSATION AND EXPENSES

1.Contact. Consultant’s principal Company contact (the “Company Contact”):
Name: David J. Arthur
Title: President and Chief Executive Officer
2.Services.
In your capacity as a consultant under this Consulting Agreement, Consultant will support the Company’s operations by providing scientific research & development support services during the Consulting Period (the “Services”). The Services to be provided by Consultant including the following:
•Spend a minimum of 12 hours per week directing staff, setting R&D direction and developing clinical strategy options;
•Serve as Acting Chief Scientific Officer reporting to the Salarius CEO and to the Salarius Board of Directors:
a.Oversee Salarius Scientific Efforts.
b.Actively oversee in Salarius research, development and clinical programs with all research, development and clinical staff reporting to you.
c.Encourage out-of-the-box scientific and/or clinical thinking, for example, through posing far-reaching scientific questions that go beyond the established and ongoing scientific and/or development program(s).

•In consultation with the CEO and the Board, set scientific direction of the company including most efficient development path for its lead molecule (SP-2577) by providing scientific advice and guidance relevant to the field of research, discovery, product development, and clinical development of LSD1 inhibitor therapeutic product candidates.
•Assist CEO on a mutually agreeable as needed basis for presentations and discussions with potential or existing investors, partners and/or licensors/licensees regarding the Company including providing scientific expertise to educating and answering questions for current and potential investors as needed and with respect to availability;
•Attend and participate in substantially all in person and telephonic meetings of the Scientific Advisors Board, and adequately prepare prior to, and actively participate in each meeting. Attend scientific and investor conferences as mutually agreed; and

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•Other duties as assigned and consistent with the above.
3.Company Equipment.
Company shall furnish office space and supplies, laptop computer, and other equipment necessary for Consultant’s use during the Consulting Period, such to remain the property of the Company.
4.Fees and Other Compensation.
In consideration of the Services performed by Consultant under the Agreement, the Company will pay to Consultant (i) a one-time payment of $28,817.00 which shall be made no later than March 15, 2020 and (ii) $13,333.00 a month, which payments shall be made on the 15th day of each next month, while Services are performed, which shall be prorated for any partial months of Service. The first day of service is the Effective Date with the last day of service to be September 30, 2020. It is agreed that, during the term of this consulting agreement, compensation paid to Consultant by the Company (excluding any compensation received for director service, tax-qualified retirement plan payments or other non-discretionary compensation for prior services rendered) will not exceed $120,000.00 for any twelve-month period. In performing Services, Consultant is acting as an independent contractor for Salarius and is solely responsible for payment of all income and self-employment taxes with respect to the monthly payment. Consultant hereby agrees that such amount is reasonable and sufficient given the nature of the Services and Consultant hereby forever waives and discharges any claim as against Salarius that this Agreement shall be unenforceable due to insufficient consideration. However, such waiver does not cover any possible claim of Consultant against Salarius in the event that Salarius hereafter breaches this Agreement.
5.Reimbursements.
During the Consulting Period, the Company will reimburse Consultant for all reasonable and actual business expenses incurred by Consultant in providing the Services pursuant to this Consulting Agreement (“Reimbursements”). Reimbursements are subject to Consultant’s timely submission of receipts in accordance with Company policy and within thirty (30) days following the date such expenses are incurred.

Any Reimbursements in excess of $2,500.00 per month shall require pre-approval from Consultant’s principal Company contact. The Company’s payment of any Reimbursements will be made within thirty (30) days following Consultant’s submission of a proper reimbursement request.

INITIALS:

_______________CONSULTANT	___________Date	_____________COMPANY	____________Date

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EXHIBIT B
Proprietary Information and Invention Assignment Agreement
Employee Name: ____________________
Effective Date: __________
As a condition of, and in consideration of, my employment or continued employment by Salarius Pharmaceuticals, LLC, a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, “Salarius”), I agree to the following:
1.Relationship. This Agreement will apply to my employment relationship with Salarius. If that relationship ends and Salarius, within a year thereafter, either re-employs me or engages me as a consultant or other service provider, I agree that this Agreement will also apply to that later employment or service relationship, unless Salarius and I otherwise expressly agree in writing. Any such employment or service relationship between Salarius and me, whether commenced before, upon or after the Effective Date of this Agreement, is referred to herein as the “Relationship.”
2.Confidential Information.
(a)Definition. For purposes of this Agreement, “Confidential Information” means information not generally known or available outside Salarius and information entrusted to Salarius in confidence by third parties. Confidential Information includes, without limitation, all Inventions (as defined below), technical data, trade secrets, know-how, research, product or service ideas or plans, software code and designs, developments, processes, formulas, techniques, biological materials, mask works, designs and drawings, hardware configuration information, information relating to employees and other service providers of Salarius (including, but not limited to, their names, contact information, jobs, compensation and expertise), information relating to suppliers and customers (including, but not limited to, those on whom I called or with whom I became acquainted during the Relationship), information relating to stockholders or lenders, price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information.
(b)Protection of Information. At all times during the term of the Relationship and thereafter, I agree to hold in strictest confidence and not disclose Confidential Information to any person, firm, corporation or other entity, without written authorization from Salarius, and not to use Confidential Information except to perform my obligations to Salarius within the scope of the Relationship, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I further agree not to make any copies of Confidential Information except as authorized by Salarius.

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(c)Third Party Information and Other Rights. My agreements in this Section 2 are intended to be for the benefit of Salarius and any third party that has entrusted information or physical material to Salarius in confidence. This Agreement is intended to supplement, and not to supersede, any rights Salarius may have with respect to the protection of trade secrets or confidential or proprietary information.
(d)No Disclosure or Use of Information of Others. I will not disclose to Salarius, or use for its benefit, any confidential information or material in violation of the rights of my former employers or any third parties. I agree not to improperly use or disclose, or bring onto the premises of Salarius, any confidential or proprietary information or material of any third party for which I have provided or currently provide service.
(e)Confidential Disclosure in Reporting Violations of Law or in Court Filings. I acknowledge and Salarius agrees that I may disclose Confidential Information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. I may also disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal. Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).
3.Ownership of Inventions.
(a)Definition. For purposes of this Agreement, “Inventions” means discoveries, developments, concepts, designs, ideas, know how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. I understand that “Company Inventions” means any Inventions that I, solely or jointly with others, author, discover, develop, conceive or reduce to practice, in whole or in part, during the period of the Relationship, except as provided in Section 3(i) hereof.
(b)Inventions Retained. I have attached hereto as Exhibit A, without disclosing any third party confidential information, a complete list describing all Inventions that, as of the Effective Date, belong solely to me or belong to me jointly with others, that relate in any way to any of Salarius’ proposed businesses, products or research and development, and that are not assigned to Salarius hereunder; or, if no such list is attached, I represent that there are currently no such Inventions.

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(c)Assignment of Company Inventions. I agree that I will promptly make full written disclosure to Salarius, will hold in trust for the sole right and benefit of Salarius, and hereby assign to Salarius, or its designee, all of my right, title and interest in and to any and all Company Inventions throughout the world, including all copyrights, patent rights, trademark rights, mask work rights, moral rights, sui generis database rights and all other intellectual property rights of any sort relating thereto. I further agree that all Company Inventions are “works made for hire” to the greatest extent permitted by applicable law. I hereby waive and irrevocably quitclaim to Salarius or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions and intellectual property rights related thereto.
(d)License to Inventions. If in the course of the Relationship I use or incorporate into any Company Invention any confidential information or Inventions in which I or a third party has an interest and which is not covered by Section 3(c) hereof, I will promptly so inform Salarius. Whether or not I give such notice, I hereby irrevocably grant to Salarius a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with full right to transfer and sublicense, to practice and exploit such confidential information and Inventions and to make, have made, copy, modify, make derivative works of, use, sell, import and otherwise distribute under all applicable intellectual property rights without restriction of any kind.
(e)Moral Rights. To the extent allowed by law, this Section 3 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist's rights,” “droit moral” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or on behalf of Salarius and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Salarius.
(f)Maintenance of Records. I agree to maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings or any other format. The records will be available to and remain the sole property of Salarius at all times. I agree to deliver all such records (including any copies thereof) to Salarius at the time of termination of the Relationship as provided for in Section 4 hereof.
(g)Patents and Copyrights. I agree to assist Salarius or its designee, at its expense, in every proper way to secure Salarius’ or its designee’s rights in the Company Inventions and any copyrights, patent rights, trademark rights, mask work rights, moral rights, sui generis database rights or other intellectual property rights of any sort relating thereto throughout the world, including the disclosure of information with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations and all other instruments which Salarius or its designee shall deem necessary to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign to Salarius or its designee, and any successors, assigns and nominees, the sole and exclusive right, title and

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interest in and to such Company Inventions, and any copyrights, patent rights, trademark rights, mask work rights, sui generis database rights and other intellectual property rights of any sort relating thereto throughout the world. I agree that my obligation to execute any such instrument or papers shall continue during and after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint Salarius and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters of patents, copyright, trademark, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and will not be affected by my subsequent incapacity.
(h)Online Accounts. I agree that I will register all domains, usernames, handles, social media accounts and similar online accounts which I register on behalf of Salarius and which relate to Salarius or its intellectual property rights (the “Online Accounts”) in the name of Salarius, except to the extent that such requests by Salarius are prohibited by law. The term “Online Accounts” shall exclude any domains, usernames, handles, social media accounts and similar online accounts which I have registered, or may in the future register, under my name exclusively for my personal use. If any Online Account that is not (or by the terms of such Online Account cannot be) registered in the name of Salarius is registered in my name or under my control, I agree to assign ownership and control of such Online Account to any person designated by Salarius upon Salarius’ request. I agree to use any Online Account, whether registered in my name or the name of Salarius, in compliance with any applicable policies or guidelines of Salarius.
(i)Exception to Assignments. I understand that the Company Inventions will not include, and the provisions hereof requiring assignment of inventions to Salarius do not apply to, any Invention which qualifies fully for exclusion under the provisions attached hereto as Exhibit B. In order to assist in determining which Inventions qualify for such exclusion, I will advise Salarius promptly in writing, during and after the term of the Relationship, of all Inventions solely or jointly authored, discovered, developed, conceived or reduced to practice by me, in whole or in part, during the Relationship.
4.Salarius Property; Return of Documents. I agree that I have no expectation of privacy with respect to Salarius’ telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on Salarius’ premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Salarius personnel at any time with or without notice. I agree that, at the end of the Relationship, (a) I will deliver to Salarius (and will not retain, copy or deliver to anyone else) any and all keys, passes, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property developed by me pursuant to the Relationship or otherwise belonging to Salarius, its successors or assigns, and (b) will sign and deliver a certificate that certifies to my full

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compliance with the provisions of this Section 4 in such form as may be acceptable to Salarius. I agree that Salarius will be entitled to communicate my obligations under this Agreement to any future employer or potential employer.
5.At-Will Relationship. I understand and acknowledge that, except as may be explicitly provided in a separate written agreement with Salarius, my Relationship with Salarius is “at-will,” as defined under applicable law, meaning that either I or Salarius may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly survive the termination of the Relationship. I agree that, in connection with the termination of my employment for any reason, I will meet with representatives of Salarius to assist with the transfer of my duties to other employees, including answering questions about my work and work product, completing the return of Salarius property, permitting inspection of personal electronic devices I have used in connection with my work at Salarius, and confirming my obligations under this Agreement.
6.No Conflicts. I represent and warrant that my performance of this Agreement does not and will not breach any written or oral agreement I have entered into, or will enter into, with any other party. I will not induce Salarius to use any Inventions or confidential proprietary information or material belonging to any other client, employer or other party. I agree not to enter into any written or oral agreement that conflicts with this Agreement or otherwise creates a conflict of interest with my service to Salarius.
7.General Provisions.
(a)Governing Law; Venue. This Agreement will be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in the State of Texas (or in the event of exclusive federal jurisdiction, the courts of the Southern District of Texas).
(b)Entire Agreement; Amendments and Waivers. This Agreement sets forth the entire agreement and understanding between Salarius and me relating to its subject matter and supersedes all prior discussions and agreements (whether written or oral) between us with respect thereto. No amendments or waivers to this Agreement will be effective unless in writing and signed by the party against whom such amendment or waiver is to be enforced. The failure of either party to enforce its rights under this Agreement at any time for any period will not be construed as a waiver of such rights.
(c)Severability. If any provision of this Agreement is deemed void or unenforceable, such provision will nevertheless be enforced to the fullest extent allowed by law, and the validity of the remainder of this Agreement will not be affected.
(d)Successors and Assigns. I understand that this Agreement is personal to me, that I will not have the right or ability to assign, transfer or subcontract any of my obligations under this Agreement without the written consent of Salarius, and that any attempt by me to do so will be void. I further understand that Salarius may assign its rights and obligations

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under this Agreement in whole or part without my consent. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and permitted assigns, and will be for the benefit of Salarius and its successors and assigns.
(e)Remedies. I acknowledge that violation of this Agreement by me will cause Salarius irreparable harm and therefore agree that Salarius will be entitled to extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, if such bond or security is required, I agree that a $1,000 bond will be adequate), in addition to any other rights or remedies that Salarius may have for a breach of this Agreement. If any party brings any suit, action, counterclaim or arbitration to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to recover a reasonable allowance for attorneys’ fees and litigation expenses in addition to court costs.
(f)Waiver of Jury Trial. I KNOWINGLY AND VOLUNTARILY WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY AND ALL CLAIMS MADE BETWEEN MYSELF AND SALARIUS, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, INCLUDING WITHOUT LIMITATION ANY AND ALL CLAIMS, DEFENSES, COUNTERCLAIMS, CROSS-CLAIMS AND THIRD-PARTY CLAIMS ARISING FROM OR RELATED TO THE NEGOTIATION, EXECUTION, BREACH AND/OR PERFORMANCE OF THIS AGREEMENT. BY DOING SO, I ACKNOWLEDGE THAT ANY MATTER LITIGATED WOULD BE HEARD ONLY BY A JUDGE.
(g)Notices. All notices under this Agreement must be in writing and will be deemed given when delivered personally or by confirmed facsimile or email, one (1) day after being sent by nationally recognized courier service, or three (3) days after being sent by prepaid certified mail, to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other party by written notice.
(h)Voluntary Execution. I acknowledge and agree that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.
(i)Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
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The parties have executed this Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.
Salarius Pharmaceuticals, LLC
By:
Name:
Title:
Address:
JLABS at TMC
2450 Holcombe Blvd.
Houston, TX 77021
Date:

Employee:
By:
  Name:
  Address:
Date:

EXHIBIT A
LIST OF PRIOR INVENTIONSEXCLUDED UNDER SECTION 3(b)

Title	Date	Identifying Numberor Brief Description

If no inventions, improvements, or original works of authorship are listed, I hereby represent that I have none to disclose.

___ Additional sheets attached

Signature of Employee:
Print Name of Employee:
Date:

EXHIBIT B
“Company Inventions” will not include, and the provisions of the attached Agreement requiring assignment of Inventions to Salarius shall not apply to, any Invention that you developed entirely on your own time without using Salarius’ equipment, supplies, facilities, or trade secret information except for those Inventions that either (1) relate at the time of conception or reduction to practice of the Invention to Salarius’ business, or actual or demonstrably anticipated research or development of Salarius or (2) result from any work performed by you for Salarius.